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Selectica, Inc.

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[The following materials were sent to the stockholders of Selectica, Inc. (“Selectica” or the “Company”) by the Company on or about August 29, 2005.]
Selectica, Inc.
2005 Annual Report
Letter to Stockholders
To My Fellow Stockholders:
When I joined Selectica as Chief Executive Officer midway through fiscal year 2005, I knew there would be a lot of work to do to improve the Company’s financial and operational performance. I spent the first few months assessing the Company’s strengths and weaknesses and working with the other members of the management team to develop a clear plan to improve the Company’s performance.
The plan we developed is centered around three core elements:
•	Grow by marketing and selling business applications and expanding our markets with our business partners that can develop applications on Selectica engines for adjunct vertical markets

•	Build our position by entering the adjacent market of Contract Management

•	Align our costs to our revenues and drive to profitability.
We have made good progress on some areas of our plan, while others we need to improve upon in the coming year. Following is an overview of our key initiatives:
Transition to an application-focused software company
While we continue to generate revenue with our sales configuration and pricing systems, we believe that our future lies in the ability to develop highly targeted applications powered by our engines. The trends in the Enterprise Software market indicate that there is a shift taking place towards out-of-box applications. We intend to capitalize on this shift by leveraging the power and reputation of our configuration, pricing and quoting engines to develop industry-specific vertical applications, with an initial focus on integrated solutions for discrete manufacturers, telecommunications, property and casualty and life insurance and financial services.
By demonstrating our deep domain expertise in discrete manufacturing — gained from more than one hundred customer installations — and offering feature-rich solutions, we believe we can provide an attractive and highly competitive “out-of-box” offering that has a short implementation time, strong operational metrics, and excellent future scalability. We will be introducing these new, tailored applications throughout fiscal 2006, and we are optimistic that they will be well received in the marketplace.
Expand our markets with business partners
Building relationships with solutions integrators is an essential component of our growth strategy. Selectica historically has sold its products almost exclusively through its direct sales organization, and as a result, only a small percentage of the Company’s revenues have been generated through indirect channel sales.
We recognize that in order to reach small and medium-sized companies efficiently, we must create a stronger partner channel. Increasingly, even our larger enterprise customers are looking to system integrators (SIs) to transform their business processes and are relying upon SIs to choose the underlying software in their solutions.
We have had good success co-developing domain-specific applications for both the insurance industry and the telecommunications industry with one SI, and in the first part of fiscal 2006, these new applications began to generate revenue for Selectica. We are in various stages of discussions with additional SIs for other types of tailored applications for small- and medium-sized businesses and enterprise customers, and as these relationships ramp-up, we believe they will have a positive impact on new bookings of license revenue.

Broaden our technology footprint
We believe that our ability to generate growth will be enhanced by expanding the scope of the Company beyond our traditional sales configuration expertise. Specifically, the contract management market was particularly attractive given the rapidly growing need for businesses to achieve much tighter control of their revenue-centric business processes and to enforce contractual as well as regulatory compliance.
The pursuit of our strategy to enter the contract management market was the driving force behind our merger attempt with I-many, an established company in this market. Although we pursued this merger aggressively we were unable to complete the transaction, because the I-many stockholders failed to vote in favor of the transaction.
We quickly turned our attention to other opportunities to enter the contract management market, and completed a low cost acquisition of certain assets from Determine Software. Through this transaction, we were able to acquire a leading contract management application and a small, but impressive and growing customer base. We are pleased with the demand we are seeing in the contract management market, and we are investing in this business to add more dedicated sales representatives to service our growing pipeline of opportunities. We expect our contract management solutions to be a key growth driver of the Company in the coming years.
Align our cost structure
During the later portion of fiscal 2005, we took a number of steps to better align our cost structure with our current level of business activity. By the third quarter of fiscal 2006, we should achieve an ongoing operating expense level (excluding legal fees for patent litigation) of $5.2 million, which will be approximately 34% lower than my first quarter as CEO. These efforts should significantly reduce our cash utilization rate, and facilitate our drive to profitability as our revenues increase.
Conclusion
Selectica has a unique opportunity to become the trusted partner for our customers, helping them to manage their sales quotation and contract-related processes. We believe we have the right products and the right team in place to capitalize on this opportunity. However, good prospects are no guarantee of success; we have to prove to our customers that we can truly be their partner and deliver solutions that help them reduce their costs and drive revenue. We need to make sure we do a few things really well and leverage that success to expand into adjacent opportunities. We need to align our whole company behind this strategy and continue to build our relationships with partners to help us expand our market reach. Most of all, we are very focused on emphasizing a culture for our company based on execution and achievement.
While we are optimistic that our strategic plan can produce good results for Selectica over time, we are also fully committed to acting in the best interests of our stockholders. As such, the Board of Directors will continue to diligently consider all avenues to enhance stockholder value.
In closing, the Board of Directors and I would like to thank our talented employees for their efforts during a difficult year and the work they have done to position Selectica for improved performance. We believe we have the right plan in place and we can demonstrate tangible progress on our key milestones during fiscal 2006.
/s/ Vince Ostrosky
Vince Ostrosky
Chairman and CEO
Forward Looking Statements
Our statements contained in this letter that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to Selectica as of the date of this letter, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include market and customer acceptance of new products of Selectica, the success of the ongoing restructuring of Selectica’s operations and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other reports filed by Selectica with the Securities and Exchange Commission.